Subsidiaries of Morgan Stanley Aircraft Finance

MSA I
MSA II
MSA III
MSA IV
MSA V
MSA VI
MSA VII
Aircraft SPC-5, Inc.
Greenfly (Ireland) Limited
Redfly (UK) Limited